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                                                                    Exhibit 3.04


                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION

     Oracle Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1. The name of the corporation is Oracle Corporation, and the date of filing of its original Certificate of Incorporation with the Secretary of State was October 29, 1986.

     2. The first paragraph of Article 4, Section A of the Restated Certificate of Incorporation is amended to read, in full, as follows:


          A. The total number of shares of stock of all classes which the Corporation has the authority to issue is 11,001,000,000, consisting of 11,000,000,000 shares of Common Stock with a par value of $0.01 per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock with a par value of $0.01 per share (the "Preferred Stock").

     3. This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Oracle Corporation has caused this Certificate to be signed and attested by its duly authorized officers as of this 2nd day of June, 2000.

                                            ORACLE CORPORATION,
                                            a Delaware corporation


                                            By:  /s/ Daniel Cooperman
                                                 -------------------------------
                                                 Daniel Cooperman
                                                 Senior Vice President,
                                                 General Counsel & Secretary


ATTEST:

By:  /s/ Thomas Theodores
     ------------------------
     Thomas Theodores
     Assistant Secretary